Exhibit 99.2

Pahrump Valley Rentals, LLC
COMMERICAL REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of December 27, 2010 by and between Pahrump Valley Rentals, LLC, ("Landlord"), and SES Energy Depot Pahrump, LLC (Tenant(s').

The parties agree as follows:

PREMISES: Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant(s) (the "Premise") located at 1990 S. Highway 160 Pahrump, Nevada 89048. (APN: 42-114-07 ). This Lease is to include Building and Parking lot.

LEASE PAYMENTS: Tenant(s) shall pay to Landlord monthly payments of $1,500.00 per month, payable in advance on the first day of each month. Lease payments shall be made to Pahrump Valley Rentals, LLC at 1641 S. Highway 160, Pahrump, Nevada 89048, which may be changed from time to time by Landlord.

TERMS: This is a (1 year) month to month Lease it will begin on January 14, 2011 and will terminate on January 31, 2012 at which time Tenant(s) will have the option to renew for additional year, unless either party gives written notice of the termination no later than 30 days prior to the end of the term or renewal. The 2nd year lease will be set at $1,600.00 per month. Rent is for the building & parking lot (only). If an option to renew for a third term is exercised by both parties, a new amended agreement will be signed.

HOLDOVER: If Tenant(s) maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant(s) shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease payment paragraph. Such holdover shall constitute a month-to-month extension of this lease.

LATE PAYMENTS: Tenant(s) shall pay a late fee equal to $50.00 per day, beginning with the 10th day after the due date for each payment that is not paid and $10.00 beginning on the 11th day and each day thereafter until paid in full.

NON-SUFFICIENT FUNDS: Tenant(s) shall be charged $50.00 for each check that is returned to Landlord for lack of sufficient funds.

SECURITY DEPOSIT: Tenant(s) will deposit with Landlord on the signing of this lease the sum of $3,000.00 which consist of the 1st month rent $1,500.00 and last months rent  of $1,500.00 as Security deposit on the premises.

POSSESSION: Tenant(s) shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

USE OF PREMISES/ABSENCES: Premises shall be used as a Office for Sales by Ian Dixon. Tenant(s) shall notify Landlord of any anticipated extended absence of more than 30 days from the Premises not later than the first day of the extended absence.

CARE & MAINTENANCE OF PRESMISES: Tenant(s) will, at his expense and at all times, maintain the premises in clean and safe condition. Tenant(s) shall also maintain in clean condition such portions adjacent to the premises, such as driveways, which would otherwise be required to be maintained by Landlord. Tenant(s) shall maintain also the changing 0 f the air filters and lights.

ASSIGNMENT & SUBLETTING: Tenant(s) will not assign this lease or sublease any portion of the premises without the prior written consent of Landlord. Any such assignment or subletting without consent will be void and, at the option of the Landlord, may terminate this lease.

UTILITIES: Tenant(s) will be solely liable for all utility charges as they become due, ie: electricity, sewer, water, & trash. Tenant will put all services into there sole name and be responsible for all billings.

ENTRY & INSPECTION: Tenant(s) will permit Landlord or Landlord's agents to enter upon the premises at reasonable time and upon reasonable notice, for the purpose of inspecting the same and will permit Landlord at anytime within ninety (90) days prior to the expiration of this lease, to place upon the premises any "For Lease" sign, and permit persons desiring to lease the same to inspect the premises thereafter.

INDEMNIFICATION OF LANDLORD: Landlords will not be liable for any damage or injury to Tenant(s), or any other person, or to any property, occurring on the demised premises or any part thereof, and Tenant(s) agrees to hold Landlord harmless from any claims for damages, no matter how caused.

INSURANCE: Tenant(s) at their own expense, will maintain public liability insurance including bodily injury and property damage insuring Tenant(s) and Landlord with minimum coverage as follows:

Tenant(s) will provide Landlord with a Certificate of Insurance showing Landlord as additional insured. The Certificate will provide for a ten (10) day written notice to Landlord in the event of cancellation or material change of coverage. To the maximum extent permitted by insurance policies which maybe owned by Landlord or Tenant(s), Tenant(s) and Landlord, for the benefit of each other, waive any and all Rights of Subrogation which might otherwise exist.

PROPERTY INSURANCE: It is the Landlords responsibility to maintain insurance on the Premises in an amount equal to 100 % of the full replacement value. Tenant(s) is to maintain insurance on contents and $500,000.00 (minimum) liability policy naming Landlord(s) as additionally insured.

DANGEROUS MATERIALS: Tenant(s) shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of the Landlord is obtained and proof of adequate insurance protection is provided by Tenant(s) to Landlord.

DESTRUCTION OF PREMISES: In the event of a partial destruction of the premises during the term hereof, from any cause, Landlord may at Landlords sole discretion repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction will not terminate this lease, except that Tenant will be entitled to proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs will interfere with the option, may make the same within reasonable time, this lease continuing in effect with the rent proportionately abated as a foresaid, and in the event that Landlord will not elect make such repairs which cannot be trade within sixty (60) days this lease maybe terminate at the option of either party.

LANDLORDS' REMEDIES ON DEFAULTS: If Tenant(s) defaults in the payment of rent, or any additional rent, or defaults in the performance of any of the other covenants or conditions hereof, Landlord may give Tenant(s) notice of such default and if Tenant(s) does not cure any such default within ten (l0) days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Tenant(s) does not commence such curing within such ten (10) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Landlord may terminate this lease on not less then ten (10) days' notice to Tenant(s). On the date specified in such notice the term of this lease will terminate and Tenant(s) will then quit and surrender the premises to Landlord, without extinguishing Tenant's liability. If this lease will have been so terminated by Landlord, Landlord may at any tune thereafter resume possession of the premises by any lawful means and remove Tenant or other occupants and their effects. No failure to enforce any term will be deemed a waiver.
''Tenant(s) have entered into this agreement as an LLC, but have given a personal guarantee as to the terms of this lease and in no way will the dissolution of the LLC waive their obligations under those guarantees."

HABITABILITY: Tenant(s) acknowledges that the Premises are in a reasonable and acceptable condition of habitability for their intended use, and the agreed lease payments are fair and reasonable. If the condition changes so that, in Tenant's opinion, the habitability and rental value of the Premises are adversely affected, Tenant(s) shall promptly provide reasonable notice to Landlord.

TERMINATION UPON SALE OF PREMISES: Notwithstanding any other provision of this Lease, Landlord may terminate this lease upon 60 days written notice to Tenant(s) that the Premises have been sold, but not before the (6) month lease term has expired.

NOTICE: Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Name:	Ronald R. & Sally D. Murphy, Managers of the Pahrump Valley Rentals, LLC
Address:	1641 S. Highway 160
Pahrump, Nevada 89041
CAROL 775-727-6090

TENANT(S):

Name:	Ian Dixon, CEO, Owner
DBA: SES Energy Depot Pahrump, LLC
Address:	2043 Pabco Road
City: Henderson, NV 89011

Phone: 702-448-5758 Fax: 702-448-5314 Cell: 702-883-2994

ENTIRE AGREEMENT/AMENDMENT: This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the party obligated under the amendment signs the writing.

SEVERABILITY: If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

CUMULATIVE RIGHTS: The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State of Nevada.

ADDITIONAL PROVISIONS:

1. If for any reason this property, now or in the future, cannot be used for commercial use, the lease will terminate at that time and neither party will be held at fault.
2. Any additions to the property must first be approved by Pahrump Valley Rentals, LLC.
3. Ian Green, will be responsible for all up keep on the building and lot. All real property improvements will remain at the end 0 f the Lease.

LANDLORD:
Pahrump Valley Rentals, LLC

/s/ Ronald R. Murphy                               12-27-10
Ronald R. Murphy / Sally D. Murphy     Date
Agent: Carol S. Jones

TENANTS:

/s/ Ian Dixon                        12-29-10
Ian Dixon, CEO & Owner     Date
DBA: SES Energy Depot Pahrump, LLC

Tenants:	Home Phone#: 702-448-4410
Emergency #: 702-883-2994